FOR IMMEDIATE RELEASE

For: Great American Financial Resources, Inc.	Contact: Mark F. Muething
250 E. Fifth Street	Executive Vice President
Cincinnati, OH 45202	513-333-5515

Web site: www.gafri.com

GREAT AMERICAN FINANCIAL RESOURCES, INC. RECEIVES

UNSOLICITED BUYOUT PROPOSAL FROM AMERICAN FINANCIAL GROUP;

SPECIAL COMMITTEE TO CONSIDER PROPOSAL

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CINCINNATI, OH, February 23, 2007 Great American Financial Resources, Inc. ("GAFRI") (NYSE:GFR) announced today that American Financial Group, Inc. ("AFG") (NYSE: AFG) has submitted an unsolicited proposal to the Board of Directors of GAFRI to acquire the shares of GAFRI common stock that AFG and its subsidiaries do not already own for $23.50 per share in cash. AFG and its subsidiaries own approximately 81% of the outstanding shares of GAFRI. For more information about this proposal, please refer to the Form 8-K filed by GAFRI with the Securities and Exchange Commission ("SEC").

The GAFRI Board of Directors has formed a Special Committee comprised of independent directors for the purpose of considering the proposal from AFG. The Special Committee will review and evaluate AFG's offer and make a recommendation to the GAFRI Board. No decisions have been made by the Special Committee with respect to its response, if any, to the proposal. There can be no assurance that the proposed transaction or any other transaction will be approved or completed.

NOTICE FOR GAFRI STOCKHOLDERS AND INTERESTED PARTIES

This press release is not a solicitation of a proxy, an offer to purchase or a solicitation of an offer to sell shares of GAFRI, and is not a substitute for any proxy statement, tender offer statement or other filing that may be required to be made with the SEC if the proposed transaction goes forward. GAFRI stockholders and other interested parties are urged to read any such documents that are filed with the SEC because those documents will contain important information. Stockholders will be able to receive such documents free of charge when they become available at the SEC's web site, www.sec.gov, in the Investor Relations section of the Company's web site, www.GAFRI.com, or by contacting Investor Relations at 250 East Fifth Street, Cincinnati, Ohio 45202.

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About GAFRI

GAFRI is a Cincinnati-based insurance holding company with $13 billion in assets. The Company's subsidiaries include Great American Life Insurance Company, Annuity Investors Life Insurance Company, Central Reserve Life Insurance Company, Continental General Insurance Company, United Teacher Associates Insurance Company and Loyal American Life Insurance Company. Through these companies, GAFRI markets traditional fixed, indexed and variable annuities and a variety of supplemental insurance products.